EXHIBIT 10.2

ZOE'S KITCHEN, INC.
AMENDED AND RESTATED SEVERANCE AGREEMENT
This Amended and Restated Severance Agreement (this "Agreement") dated as of May 24, 2018 (the "Effective Date"), between Zoe's Kitchen, Inc., a Delaware corporation (the "Company"), and Sunil Doshi (the "Employee").
W I T N E S S E T H

WHEREAS, the Employee, as Chief Financial Officer ("CFO") of the Company, entered into a Severance Agreement with the Company on or about September 25, 2015, as amended on February 25, 2016 (the “Original Agreement”), and the terms and conditions hereof shall modify and replace such Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    TERM OF AGREEMENT. This Agreement shall commence upon the mutual execution hereof and shall terminate automatically without further notice upon the earlier of (i) Employee’s voluntary resignation of employment with the Company, or (ii) a Change in Control (as defined herein). A “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be; or (iv) during any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any such persons other than the Board. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion). Nothing herein shall modify the at-will nature of the Employee’s employment relationship with the Company.

EXHIBIT 10.2

2.    TERMINATION. The Employee's employment with the Company may terminate upon the first of any of the following to occur:

(a)DISABILITY. Upon ten (10) days' prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Employee to have performed the Employee's material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion.

(b)DEATH. Automatically upon the date of death of the Employee.

(c)CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. "Cause" shall mean any of the following: (i) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (v) your gross negligence or willful misconduct in the performance of duties to the Company that is not cured within thirty (30) days after you are provided with written notice thereof. No such determination of "Cause" shall be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) business days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Company. Notwithstanding anything to the contrary contained herein, the Employee's right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. "Good Reason" shall mean shall mean your resignation due to any of the following events which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of your title, authority, responsibilities, duties, base pay or bonus, (ii) a material change in the geographic location at which you must perform services for the Company of at least fifty (50) miles, (iii) a material reduction in the right to participate in the benefit programs in which you were previously participating, or (iv) a material breach by the Company of an employment agreement between you and the Company, (each of (i), (ii), (iii) and (iv), a “Good Reason Condition”). In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason Condition within ninety (90) days of your knowledge of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, then you may resign based on the Good Reason Condition specified in the notice of termination effective no later than one-hundred twenty (120) days following the initial existence of such Good Reason Condition.

(f)WITHOUT GOOD REASON. Upon ten (10) days' prior written notice by the Employee to the Company of the Employee's voluntary termination of employment for any reason without Good Reason or for any other termination not referenced above (which the Company may, in its sole discretion, make effective earlier than any notice date referenced herein)(collectively, “Without Good Reason”).

EXHIBIT 10.2

3.    CONSEQUENCES OF TERMINATION.

(a)DEATH. In the event that the Employee's employment and the Employment Term ends on account of the Employee's death, the Employee or the Employee's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 3(a)(i) through 3(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)any earned and unpaid base salary through the date of termination;

(ii)reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)any accrued but unused vacation time in accordance with Company policies and applicable law; and,

(iv)all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 3(a)(i) through 3(a)(iv) hereof shall be hereafter referred to as the "Accrued Benefits").

In addition, the Employee shall be eligible to receive any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.

(b)DISABILITY. In the event that the Employee's employment ends on account of the Employee's Disability, the Company shall pay or provide the Employee with the Accrued Benefits. In addition, the Employee shall be eligible to receive any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.

(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee's employment is terminated (i) by the Company for Cause, or (ii) Without Good Reason, then the Company shall pay to the Employee the Accrued Benefits.

(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee's employment by the Company is terminated (i) by the Company other than for Cause, or (ii) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Sections 5 and 6 hereof:

(i)the Accrued Benefits;

(ii)payments of your then-current annual base salary (commencing as of the termination date) for the period of eighteen (18) months hereto based on your management level in the Company, which payments shall be paid in accordance with the Company’s normal payroll procedures; provided, however, that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date; and further provided, that to the extent that the payment of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 16 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii)an amount equal to your target annual bonus for the fiscal year during which the covered termination occurs, prorated to reflect your actual period of service completed during the fiscal year through the date of termination, with such bonus determined based on the deemed achievement of all of the performance objectives for such fiscal year at a 100% level (subject to Section 16, the severance benefits contemplated by this Section 3(d)(iii) shall be paid in cash in a lump sum as soon as practicable following the First Payment Date); and,

EXHIBIT 10.2

(iv)subject to (A) the Employee's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), (B) the Employee's continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), and (C) continued compliance with the obligations in Section 6, continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for the period of eighteen (18) months based on your management level in the Company; provided, however, that the Employee is eligible and remains eligible for COBRA coverage; and further provided, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 3(d)(iv) shall immediately cease upon obtaining such benefits. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 3(d)(iv) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable)

(v)immediate vesting of all of the unvested shares subject to Employee’s outstanding stock options to purchase the Company’s common stock and the immediate vesting and/or lapsing of any vesting restrictions on any Company restricted stock or other equity-based awards that Employee holds as of the date of such covered termination (with the acceleration of vesting of stock options and restricted stock described in this section being effective as of the date of the covered termination); and immediate vesting of all target or performance goals with respect to any applicable performance based unit awards or similar performance compensation.

(vi)Payments and benefits provided in this Section 3(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

4.    EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Section 3 hereof shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims that the Employee may have in respect of the Employee's employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee's sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee's employment hereunder or any breach of this Agreement.

5.     RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company (and does not revoke) a general release of claims in favor of the Company in the form reasonably prepared by Company counsel. Such release shall be required to be executed and delivered (and no longer subject to revocation, if applicable) by Employee to the Company within thirty (30) days following termination.

6.     COOPERATION. In connection with any termination of the Employee's employment with the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee's job responsibilities to the Employee's successor. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee's attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate

EXHIBIT 10.2

documentation, the Company shall pay or reimburse the Employee for all reasonable attorney’s fees and reasonable out-of-pocket costs including travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 6. To receive the benefits and payments referenced in Section 3 hereof, Employee shall continue to comply with any Company policies and agreements to which Employee is subject post-termination of employment.

7.     EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company Group's remedies at law for a breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 6 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

8.     NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 8 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.     NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:
At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:
Zoe's Kitchen, Inc.
5760 State Highway 121
Suite 250
Plano, Texas 75024
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.      SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11.     SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12.     COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

EXHIBIT 10.2

13.     ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee's employment with the Company, other than injunctive relief under Section 7 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in the location where the Company's principal business offices are located in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne equally by the Employee and the Company.

14.     GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).

15.     MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at) the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16.     TAXES.

(a)WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)SECTION 409A COMPLIANCE.

(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that · is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

EXHIBIT 10.2

(iv)For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.     Excise Tax.

(a)Notwithstanding any other provisions in this Agreement, to the extent applicable, in the event that any payment or benefit received or to be received by an Employee (including, without limitation, any payment or benefit received in connection with a Change in Control of the Company or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits (together, the “Potential Payments”); provided, however, to the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be waived in reverse chronological order; and further provided, however, that the Potential Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the termination date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)At the time that payments are made under this Agreement, the Company shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Employee objects to the Company’s calculations, the Company shall pay to Employee such portion of the Potential Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of this Section 17. All determinations required by this Section 17 (or requested by either Employee or the Company in connection with this Section 17) shall be at the expense of the Company. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 17 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.

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EXHIBIT 10.2

IN WITNESS WHEREOF, the undersigned parties agree to this Amended and Restated Severance Agreement as of the date first set forth above.

Zoe’s Kitchen, Inc.

/s/ Kevin Miles                 /s/ Sunil Doshi
Kevin Miles                            Sunil Doshi
CEO and President                        CFO